Exhibit 99.2

AGREES TO ACQUIRE March 21, 2023

2 This communication contains “forward - looking statements,” within the meaning of Section 27 A of the Securities Act of 1933 , Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that provides a safe harbor for forward - looking statements, including statements relating to the completion of the transaction, all statements that do not relate solely to historical or current facts, and expectations, intentions or strategies regarding the future . These forward - looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “ongoing,” “goal,” “can,” “seek,” “designed,” “likely,” “foresee,” “forecast,” “project,” “hope,” “strategy,” “objective,” “mission,” “continue,” “outlook,” “potential,” “feel,” and similar expressions . However, the absence of these words or similar expressions does not mean that a statement is not forward - looking . Statements in this announcement that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed transaction with U . S . Xpress (“USX”) and the associated integration plans, expected synergies and revenue opportunities, expected branding, anticipated future operating performance and results of Knight - Swift (“KNX”), including statements regarding anticipated earnings, margins, and cash flows, anticipated future liquidity, anticipated availability of future resources, financial or otherwise, anticipated growth opportunities, anticipated fleet size, the availability of the merger consideration, the expected management and governance of U . S . Xpress following the transaction and the expected timing of the closing of the proposed transaction and other transactions contemplated by the proposed transaction . By their nature, all forward - looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify . Such risks and uncertainties include, but are not limited to : the occurrence of any event, change or other circumstance that could give rise to the right of Knight - Swift or U . S . Xpress or both of them to terminate the proposed transaction, including circumstances requiring U . S . Xpress to pay Knight - Swift a termination fee pursuant to the merger agreement ; the failure to obtain applicable regulatory or U . S . Xpress stockholder approval in a timely manner or otherwise ; the risk that the transaction may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived ; the risk that there may be unexpected costs, charges or expenses resulting from the proposed transaction ; risks related to the ability of Knight - Swift and U . S . Xpress to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected ; risks that the proposed transaction disrupts Knight - Swift’s or U . S . Xpress’ current plans and operations ; the risk that certain restrictions during the pendency of the proposed transaction may impact Knight - Swift’s or U . S . Xpress’ ability to pursue certain business opportunities or strategic transactions ; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction ; continued and sufficient availability of capital and financing ; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Knight - Swift’s and/or U . S . Xpress’ common stock or operating results ; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Knight - Swift and U . S . Xpress to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally ; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, affiliated persons or officers and/or regulatory actions related to the proposed transaction, including the effects of any outcomes related thereto ; risks related to changes in accounting standards or tax rates, laws or regulations ; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities (including effects of the conflict in Ukraine), cyber - attacks, or the impact of the COVID - 19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Knight - Swift’s or U . S . Xpress’ business, financial condition and results of operations, as well as the response thereto by each company ; and other business effects, including the effects of industry, market, economic (including the effect of inflation), political or regulatory conditions . Also, Knight - Swift’s and U . S . Xpress’ actual results may differ materially from those contemplated by the forward - looking statements for a number of additional reasons as described in Knight - Swift’s and U . S . Xpress’ respective SEC filings, including those set forth in the Risk Factors section and under any “Forward - Looking Statements” or similar heading in Knight - Swift’s or U . S . Xpress’ respective most recently filed Annual Report on Form 10 - K for the year ended December 31 , 2022 and Knight - Swift’s and U . S . Xpress’ Current Reports on Form 8 - K . You are cautioned not to place undue reliance on Knight - Swift’s or U . S . Xpress’ forward - looking statements . Knight - Swift’s or U . S . Xpress’ respective forward - looking statements are and will be based upon each company’s management’s then - current views and assumptions regarding Knight - Swift’s proposed transaction with U . S . Xpress, future events and operating performance, and are applicable only as of the dates of such statements . Neither Knight - Swift nor U . S . Xpress assumes any duty to update or revise forward - looking statements, whether as a result of new information, future events, uncertainties or otherwise . If the proposed transaction is consummated, U . S . Xpress’ stockholders (other than the rollover holders) will cease to have any equity interest in U . S . Xpress and will have no right to participate in its earnings and future growth . Disclosure

3 Non - GAAP Financial Data This presentation includes statements regarding Knight - Swift management’s general expectations regarding Knight - Swift’s future adjusted earnings per share (“Adjusted EPS”), adjusted operating ratio (“Adjusted OR”), adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted Leverage Ratio, and adjusted operating margin, which are financial measures not presented in accordance with GAAP . Knight - Swift management believes these non - GAAP financial measures are useful to analysts and investors . Knight - Swift is unable to provide a reconciliation of its expectations regarding the forward - looking non - GAAP measures without unreasonable effort because it is not possible to predict with a reasonable degree of certainty the information necessary to calculate such measures on a GAAP basis because such information is dependent on future events that may be outside of Knight - Swift’s control . The unavailable information could have a significant impact on Knight - Swift’s GAAP financial results . The non - GAAP financial measures are not substitutes for their comparable GAAP financial measures, such as earnings per share, net income, or other measures prescribed by GAAP . There are limitations to using non - GAAP financial measures . Although we believe that they improve comparability in analyzing our period - to - period performance, they could limit comparability to other companies in our industry if those companies define these measures differently . Because of these limitations, our non - GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business . Management compensates for these limitations by primarily relying on GAAP results and using non - GAAP financial measures on a supplemental basis .

4 Additional Information This communication is being made in respect of the proposed acquisition by Knight - Swift of U . S . Xpress . A meeting of the stockholders of U . S . Xpress will be held to seek stockholder approval in connection with the proposed acquisition . U . S . Xpress will file with the Securities and Exchange Commission (“ SEC ”) a proxy statement and other relevant documents in connection with the proposed transaction . The definitive proxy statement will be sent or given to the stockholders of U . S . Xpress and will contain important information about the proposed transaction and related matters . INVESTORS AND STOCKHOLDERS OF U . S . XPRESS SHOULD READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U . S . XPRESS, KNIGHT - SWIFT, AND THE TRANSACTION . Investors may obtain a free copy of these materials (when they are available) and other documents filed by U . S . Xpress with the SEC at the SEC’s website at www . sec . gov, at U . S . Xpress’s website at www . usxpress . com or by sending a written request to the U . S . Xpress’s Secretary at 4080 Jenkins Road, Chattanooga, Tennessee 37421 . U . S . Xpress and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the transaction . Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of U . S . Xpress’s stockholders in connection with the transaction will be set forth in U . S . Xpress’s definitive proxy statement for its stockholder meeting . Additional information regarding these individuals and any direct or indirect interests they may have in the transaction will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the transaction .

5 • Founded in 1985 • Headquartered in Chattanooga, Tennessee • #7 on 2022 Transport Topics list of Top Truckload/Dedicated carriers • Operations include OTR, Dedicated, and Brokerage • Operates 14 Terminals and 30 drop yards nationally • Approximately 7,200 Tractors and 14,400 Trailers at 12/31/2022 • About 7,900 drivers and 2,500 non - driving employees at 12/31/2022 U.S. Xpress Full Year 2022 Results Revenue: $2.2 billion EBITDA (1) : $43 million Operating Income: ($27) million KNX TL Locations U.S. XPRESS Locations (1) EBITDA is a non - GAAP measure. EBITDA is defined as net income (loss) before interest, income taxes, depreciation, and amortization. About U.S. Xpress

6 ADJUSTED EPS ACCRETION • Enterprise value of $808mm (1) • Assume outstanding balance sheet debt $484mm as of 12/31/2022 • Purchase outstanding shares at $6.15 per share, $324mm • Cash paid to U.S. Xpress stockholders at closing ~$291mm • Rollover Shares valued at ~$33mm ($6.15 per share) at closing with future redemption price dependent on U.S. Xpress performance PURCHASE PRICE • Accretion expecte d beginning in 20 24 • Adjusted EPS accretion goal of $1.00+ per share in 2026 (1) Excludes operating lease liability, ~$336mm ROLLOVER SHARE STRUCTURE • The Fullers and related entities will rollover a portion of their U.S Xpress shares into a passive 10% interest in the Knight - Swift subsidiary formed to hold the U.S. Xpress business • The rollover interests will be subject to optional and mandatory redemption provisions based on the future performance of the U.S. Xpress business post - closing • As minority owners in the future U.S. Xpress, the Fullers will have a continuing economic interest and be fully aligned with Knight - Swift in ensuring that U.S. Xpress is best positioned for success Deal Summary

7 • U.S. Xpress will continue as a separate brand with separate operations similar to prior KNX acquisitions • At closing, the Fullers along with Eric Peterson, CFO, will transition out of their executive officer roles while remaining available to ensure a smooth transition • At closing, Tim H arrington and Josh Smith, both leaders at Swift through the Knight - Swift merger, will assume the roles at U.S. Xpress of President and CFO, respectively • Existing KNX Board of Directors to remain unchanged • USX to maintain presence in Chattanooga, TN GOVERNANCE • Expected to close late second quarter / early third quarter of 2023 TIMING Deal Summary - Continued

8 GROWTH • The parts of the USX business with most room for improvement align well with KNX strengths • Proven Knight - Swift plan gives line of sight to high - 80’s adjusted operating ratio and mid - teens returns by 2026 • Over time, TL business is expected to perform similarly to KNX’s other TL business units RISK / RETURN CAPITAL DEPLOYMENT • New leadership at U.S. Xpress with experience in implementing Knight - Swift best practices • Leverage talent and resources at U.S Xpress with support from other KNX entities • Retain brands and improve operating performance MANAGEMENT • Transaction provides economies of scale • Combined company’s truckload fleet will have ~25,000 tractors and 93,000 trailers • Rare opportunity to acquire company of this scale, in a sector where we have proven competence SCALE • Limited opportunity for organic growth in the current truckload environment • Opportunity to grow inorganically by acquiring companies, operating them more efficiently, and using KNX’s strong and growing free cash flow to pay down acquisition debt, retaining acquired revenue and earnings accretion • Deal does not slow our LTL buildout plans • Strong & growing free cash flow allows payoff of acquisition debt and enhances funding of growth outside TL Compelling Strategic Rationale

Go Forward Plan / Business Evolution

U.S. XPRESS

Bolster the U.S. Xpress brand through operational and financial improvements

Segment	Current State	Strategy	3 Year Milestone
Dedicated ~$800mm	Business operating above KNX OR target for segment	Share best practices, customer introduction, and cost synergies	Business performance – high-80's OR level
Over-the-Road TL ~$750mm	Historically unprofitable business	Apply the KNX irregular route model to drive operational improvements and cost synergies	Business performance high-80's OR level, pursuing KNX TL business
Total Transportation [(1)] ~$300mm	Profitable well-run TL carrier approaching KNX OR targets for TL segment	Provide support and cost synergies to the business	Business performance aligned to KNX TL business – low to mid-80's OR level
Brokerage ~$340mm	Logistics business generating a mid-90's OR	Share KNX best practices, customer introductions, and the power-only model	Business performance in the high-80's to low-90's OR
Revenue (Inc FSC) $2.2B	**Consolidated business operating with 100%+ OR**	**Share KNX best practices, cost synergies, customer introductions, and the power-only model**	**Business performance in the high-80's OR**

Adjusted Operating Ratio in the high 80's will result in a mid-teens return on invested capital

(1) Total Transportation of Mississippi LLC

9

KNIGHT TRANSPORTATION SWIFT TRANSPORTATION

KNIGHT • SWIFT • AAA COOPER • BARR-NUNN • ABILENE • MME

10 (1) Net Leverage is on - balance sheet debt net of unrestricted cash and cash equivalents at the balance sheet date and is calcula ted in accordance with the provisions of Knight - Swift's senior credit facility. (2) The lease adjustment for 2017 is management's estimate of the right - of - use asset and liability as prescribed under ASC Topic 842 prior to its implementation. (3) Adjusted Leverage Ratio is calculated using balance sheet debt and lease liability net of cash divided by Adjusted EBITDA , t he proforma includes $336mm of operating lease liability of U.S. Xpress • Pro - forma combined leverage ratio estimated at 1.7 on 12/31/2022 • Combined balance sheet debt and operating leases expected to be ~ $3.0B after close • KNX assuming ~$484mm of debt and finance leases • KNX incurring additional debt of $291mm at close, excluding cash acquired, transaction costs, and future redemption of rollover shares Debt and Leverage

11 • Merger with Swift has been highly successful and provides a general guideline of what we expect to achieve with U.S. Xpress • Swift Truckload Adjusted Operating Margins improved from approximately 7% in 2017 to greater than 20% in 2022 • In 2022, the U.S. Xpress Truckload Adjusted Operating Margin was (2.4%) vs KNX truckload of 19.6% • We expect U.S. Xpress Truckload Adjusted Operating margins to be in the mid - teens over time Strong Freight Margin Expectations Soft Freight Margin Expectations Below Expectations (1) Pre - merger Swift Operating Margin Prior Merger Success

12 Truckload remains a key component of our business • Adding of one of the largest and most well - known brands in the industry, with unique turnaround opportunity • KNX has extensive trucking knowledge with proven record of strong operating performance • Truckload generates significant free cash flow Plenty of liquidity for additional acquisitions • ~$800mm of unrestricted cash and available liquidity expected to remain post - close • Net leverage should remain comfortably below 2.0x post close KNX long - term strategy remains to: • Provide double - digit returns to shareholders • Build a nationwide LTL network • Grow revenue organically and through acquisitions while driving diversification of our service offerings (1) Assumes full year U.S. Xpress revenue combined with KNX Key Takeaways

APPENDIX

14 As of December 31, 2022 KNX USX Pro forma Adjustments 2 Proforma (Dollars in thousands) Term loans $ 1,000,000 $ — $ — $ 1,000,000 Revolving line of credit 43,000 96,200 291,000 430,200 Accounts receivable securitization 419,000 — — 419,000 Revenue equipment installment notes — 346,352 — 346,352 Mortgage notes payable — 23,108 — 23,108 Other secured debt and finance leases 442,051 18,238 — 460,289 Total face value of debt 1,904,051 483,898 291,000 2,678,949 Unrestricted cash and cash equivalents (196,770) (2,275) — (199,045) Non - GAAP: Net Leverage 1,707,281 481,623 291,000 2,479,904 Operating Leases 186,953 335,583 — 522,536 Non - GAAP: Adjusted Net Leverage $ 1,894,234 $ 817,206 $ 291,000 $ 3,002,440 Non - GAAP: Adjusted EBITDA - Year - to - Date December 31, 2022 $ 1,757,247 $ 59,132 $ — $ 1,816,379 Non - GAAP: Leverage Ratio 3 0.97 8.14 1.37 Non - GAAP: Adjusted Leverage Ratio 4 1.08 13.82 1.65 Net Leverage and Leverage Ratio 1 (Unaudited) 1. Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight - Swift and net income attributable to U . S . Express to non - GAAP consolidated EBITDA, Adjusted EBITDA, Net Leverage, and Leverage Ratio . 2. "Pro forma adjustments" represents additional debt Knight - Swift expects to incur upon closing of the transaction . 3. "Leverage Ratio" is calculated in accordance with the provisions of Knight - Swift's senior credit facility . 4. "Adjusted Leverage Ratio" is the Leverage Ratio adjusted to add the operating lease liability to net leverage which is then divided by Adjusted EBITDA to calculate the Adjusted Leverage Ratio . Non - GAAP Reconciliation

15 Year - to - Date December 31, 2022 KNX USX Proforma (Dollars in thousands) GAAP: Net income $ 771,325 $ (43,988) $ 727,337 Adjusted for: Depreciation and amortization of property and equipment 594,981 82,289 677,270 Amortization of intangibles 64,843 — 64,843 Interest expense 50,803 19,054 69,857 Interest income (5,439) — (5,439) Income tax expense 249,388 (14,348) 235,040 Non - GAAP: EBITDA 1,725,901 43,007 1,768,908 Impairments 2 810 — 810 Stock compensation expense 33,928 5,287 39,215 Other non - cash gains, net 3 (3,392) 10,838 7,446 Non - GAAP: Adjusted EBITDA 4 $ 1,757,247 $ 59,132 $ 1,816,379 EBITDA and Adjusted EBITDA 1 (Unaudited) 1. Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non - GAAP EBITDA and Adjusted EBITDA . 2. "Impairments" reflects the non - cash impairments of building improvements recognized within Knight - Swift's non - reportable segments . 3. "Other non - cash gains, net" includes unrealized positions on equity securities, and other various items . 4. Adjusted EBITDA is calculated in accordance with the provisions of Knight - Swift's senior credit facility . Non - GAAP Reconciliation